Exhibit 99.1

GENERAL CABLE ANNOUNCES PLANNED CFO TRANSITION
HIGHLAND HEIGHTS, KENTUCKY, March 21, 2016 - General Cable Corporation (NYSE: BGC) today announced that Brian J. Robinson, Executive Vice President and Chief Financial Officer, will leave the company pending the identification of a successor and a suitable transition period. The Company has retained Heidrick & Struggles to assist in a search for a replacement CFO who will work closely with Michael T. McDonnell, President and Chief Executive Officer, in implementing the Company’s new strategic roadmap.
Said Mr. McDonnell, “Brian has been a valued member of the General Cable team since he joined the company 17 years ago. I’d like to thank him for his many contributions to the company’s success and for his strong input into our new strategic roadmap, which we will detail at our investor day, tomorrow, March 22. In the process of developing the roadmap, Brian and I discussed his future plans and it became clear that now is the right time for him personally and for the company to begin a smooth transition. I am delighted that he has agreed to work with me and the Board to ensure that we don’t miss a beat and I am pleased that he will participate in tomorrow’s investor day.”
Said Mr. Robinson, “General Cable is a great company and I am confident that the new strategic roadmap will set it on the right path for many years to come. After 17 years with the company and at this stage in my career, I believe it is the right time to plan for new challenges. I am proud of my role in helping the company navigate the challenges of the past few years and excited about beginning a new chapter in my own life. I look forward to working with the team to help identify my successor and to seeing many friends at tomorrow’s investor day.”
General Cable (NYSE:BGC), a Fortune 500 Company, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.
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